As Filed with the Securities and Exchange Commission on November 29, 2005

File No. 333-57454

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MAI SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	22-2554549
(State or Other Jurisdiction of	(IRS Employer ID No.)
Incorporation or Organization)

26110 ENTERPRISE WAY, SECOND FLOOR

LAKE FOREST, CALIFORNIA 92630

(Address of Principal Executive Offices)

W. BRIAN KRETZMER, CHIEF EXECUTIVE OFFICER

MAI SYSTEMS CORPORATION

26110 ENTERPRISE WAY, SECOND FLOOR

LAKE FOREST, CALIFORNIA 92630

(Name and Address of Agent for Service)

(949) 598-6000

(Telephone Number, Including Area Code, of Agent for Service)

COPIES TO:

DAVID M. GRIFFITH, ESQ.

LAW OFFICE OF DAVID M. GRIFFITH, APC

ONE WORLD TRADE CENTER, SUITE 800

LONG BEACH, CA  90831-0800

(562)240-1040

RECENT EVENTS: DEREGISTRATION

The Registration Statement on Form S-3 (Registration No. 333-57454) (the “Registration Statement”) of MAI Systems Corporation (“MAI”), pertaining to the registration of certain shares of MAI’s common stock, par value $0.01 per share (“MAI Common Stock”), issuable to certain third parties, to which this Post-Effective Amendment No. 1 relates, was filed with the Securities and Exchange Commission on October 26, 2001.

On November 28, 2005 MAI completed a 1:150 reverse stock split (“Reverse Split”) through an exchange and cash-out of shareholders which reduced the number of our shareholders to 240.  By reducing the number of shareholders to fewer than 300 we became eligible to terminate the registration of our common stock under Section 12(g) of the Exchange Act and our periodic reporting obligations.  The Reverse Split became effective on November 23, 2005 (the “Split Effective Date”), as specified in an Amendment to our Certificate of Incorporation filed with the Secretary of State of the State of Delaware on October 31, 2005.

On November 29, 2005, we filed our Form 15 with the United States Securities and Exchange Commission which terminated the registration of our securities under Rules 12g-4(a)(1)(i) and 12h-3(1)(i) of the Securities and Exchange Act of 1934.

As a result of the Reverse Split and Form 15 filing, MAI has terminated all offerings of MAI Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by MAI in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of MAI Common Stock which remain unsold at the termination of the offering, MAI hereby removes from registration all shares of MAI Common Stock registered under the Registration Statement which remain unsold as of the Split Effective Date.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, in the City of Lake Forest, State of California on November 29, 2005.

MAI SYSTEMS CORPORATION

By:	/s/	W. BRIAN KRETZMER
W. BRIAN KRETZMER
Chief Executive Officer, President and Secretary
(Principal Executive Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of W. Brian Kretzmer and James W. Dolan, his true and lawful attorneys-in-fact and agents, with full power or substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement and any related Rule 462(b) registration statement or amendment thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/	RICHARD S. RESSLER	Chairman of the Board and Director	November 29, 2005
RICHARD S. RESSLER

/s/	W. BRIAN KRETZMER	Chief Executive Officer, President and Secretary	November 29, 2005
	W. BRIAN KRETZMER	(Principal Executive Officer)

/s/	JAMES W. DOLAN	Chief Financial and Operating Officer	November 29, 2005
	JAMES W. DOLAN	(Principal Financial and Accounting Officer)

/s/	ZOHAR LOSHITZER	Director	November 29, 2005
ZOHAR LOSHITZER

/s/	STEPHEN ROSS	Director	November 29, 2005
STEPHEN ROSS

/s/	STEVEN F. MAYER	Director	November 29, 2005
STEVEN F. MAYER